December 7, 2001

BY EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C. 20549

Re: EMS Technologies, Inc.
Registration Statement on Form S-8

Gentlemen:

Transmitted herewith is a Registration Statement on Form S-8 of EMS Technologies, Inc. ("EMS"). Funds to cover the filing fee are on deposit via Fedwire with the Commission's Mellon Bank Account.

The Registration Statement relates to shares of common stock of EMS that are to be offered to employees under the EMS Technologies, Inc. 2000 Stock Incentive Plan.

Any questions concerning this filing should be directed to the undersigned.

Very truly yours,

EMS TECHNOLOGIES, INC.

/s/ William S. Jacobs
-------------------------------------
William S. Jacobs
Vice President and General Counsel

As filed with the Securities and Exchange Commission on December 7, 2001

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-1035424
(State or other jurisdiction of incorporation of organization)	(IRS Employer ID Number)

660 Engineering Drive
Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (770) 263-9200

EMS TECHNOLOGIES, INC. 2000 STOCK INCENTIVE PLAN

Full Title of Plan

William S. Jacobs
Vice President and General Counsel
EMS Technologies, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, Georgia 30092
(770) 729-6514

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock,	635,700	$15.32*	$9,738,866	$2,327.59
$.10 par value
	364,300	16.125**	5,874,338	1,403.97

TOTAL	1,000,000		$15,613,204	$3,731.56

*Determined in accordance with Rule 457(h), based on the price at which options to purchase these shares may be exercised (weighted average of prices ranging from $14.53 to $17,89).

**Determined in accordance with Rule 457(h) and (c), based on the average of the high and low sales prices reported in the NASDAQ system for December 5, 2001.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents heretofore filed by EMS Technologies, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated herein by reference:

(1) The Company's Annual Report on Form 10-K for the year ended December 31, 2000 as amended.

(2) The Company's Report on Form 10-Q for the quarters ended March 31, June
30 (as amended) and September 29, 2001 as amended.

(3) The description of the Common Stock hereby contained in the Company's Registration Statement for the Common Stock on Form 8-A, as amended April 12, 1999, under the Securities Exchange Act.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the respective date of filing of each such document.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

William S. Jacobs, Vice President and General Counsel of the Registrant, who has given his opinion as to the validity of the securities hereby registered, is an officer and employee of the Registrant, and he and/or members of his family are beneficial owners of an aggregate of 29,368 shares of the Registrant's outstanding common stock. Mr. Jacobs also holds options to acquire 46,000 additional shares (of which options for 18,000 shares currently may be exercised).

Item 6. Indemnification of Directors and Officers.

The Bylaws of the Company provide that the Company will indemnify its directors and officers, and persons serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments and amounts paid in settlement actually and reasonably incurred by any such person in connection with threatened or actual actions, suits or proceedings, whether civil, criminal, administrative or investigative, to which such person becomes subject by having served in such role. Such indemnification shall be made if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such person did not so act and did not have such reasonable cause to believe. With respect to actions by or on behalf of the Company, the foregoing indemnification pursuant to the Bylaws shall not be paid for judgments or amounts paid in settlement, but shall be paid for expenses; however, except as discussed below, no indemnification will be made for any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, except to the extent that a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

The Company will indemnify the persons discussed in the immediately preceding paragraph if (a) the Company's Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, (b) if such a quorum is not obtainable, a committee, consisting of two or more directors who are not parties to the action, suit or proceeding designated by the Board of Directors (in which designation interested directors may participate), by a majority vote, or (c) special legal counsel selected as required by law, determine that indemnification is proper in the circumstances because the person has met the applicable standard of conduct discussed in the immediately preceding paragraph. However, expenses shall be paid by the Company as they are incurred and in advance of the final disposition of the relevant case, upon receipt of an undertaking by the director or officer to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified. Independent of these indemnification provisions contained in the Bylaws, the Georgia Business Corporation Code provides a statutory right to indemnification from the Company to a director or officer who is successful in the defense of any proceeding to which he was a party because he is a director or officer of the Company.

In addition to the foregoing indemnification provisions, the Bylaws authorize further indemnification of directors and officers. Pursuant to this provision, the Company is a party to Indemnification Agreements that provide substantially broader indemnity rights than those described above. Among other things, these Agreements provide for indemnification in respect of judgments in actions by or on behalf of the Company, and do not require, as a condition of indemnification, independent determinations that the individual met the specified standards of conduct. However, under the Agreements and applicable Georgia law, no indemnification may be paid: (i) if it is determined that the individual's conduct constituted intentional misconduct, fraud or a knowing violation of the law, or an appropriation, in violation of his or her duties, of any business opportunity of the Company; (ii) with respect to liability for distributions to shareholders in excess of amounts legally available for such distributions; or (iii) with respect to any transaction from which he or she received an improper personal benefit.

The Company maintains a directors' and officers' liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under the policy is $10 million per policy year.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

4.1 Second Amended and Restated Article of Incorporation of the Registrant, effective March 22, 1999 (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000).

4.2 Bylaws of the Registrant, as amended through March 15, 1999 (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

4.3 EMS Technologies, Inc. Stockholder Rights Plan dated as of April 6, 1999 (incorporated by reference to Exhibit 4.1 to the Registrant's Report on Form 8-K dated April 6, 1999, as amended on April 9, 1999).

5.1 Opinion of William S. Jacobs, General Counsel to the Registrant, as to the legality of the securities being registered.

24.1 Consent of KPMG LLP

    Consent of Ernst & Young LLP.

    24.3 Consent of William S. Jacobs (appears in his opinion filed as Exhibit 5.1).

    Item 9. Undertakings.

    (a) The undersigned hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on December 6, 2001

    EMS TECHNOLOGIES, INC.

By:	/s/	Alfred G. Hansen
Alfred G. Hansen
President and Chief Executive Officer

Signature		Title	Date
/s/	Alfred G. Hansen	President and Chief Executive Officer,	December 6, 2001
	Alfred G. Hansen	and Director (Principal Executive Officer)
/s/	Don T. Scartz	Senior Vice President and	December 6, 2001
	Don T. Scartz	Chief Financial Officer, Treasurer, and
Director (Principal Financial and Accounting Officer)
/s/	Jerry H. Lassiter	Director	December 6, 2001
Jerry H. Lassiter
/s/	John B. Mowell	Director	December 6, 2001
John B. Mowell
/s/	Norman E. Thagard	Director	December 6, 2001
Norman E. Thagard

    INDEX TO EXHIBITS

    4.1 Second Amended and Restated Article of Incorporation of the Registrant, effective March 22, 1999 (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000).

    4.2 Bylaws of the Registrant, as amended through March 15, 1999 (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

    4.3 EMS Technologies, Inc. Stockholder Rights Plan dated as of April 6, 1999 (incorporated by reference to Exhibit 4.1 to the Registrant's Report on Form 8-K dated April 6, 1999, as amended on April 9, 1999).

    5.1 Opinion of William S. Jacobs, General Counsel to the Registrant, as to the legality of the securities being registered.

    24.1 Consent of KPMG LLP

    Consent of Ernst & Young LLP.

24.3 Consent of William S. Jacobs (appears in his opinion filed as Exhibit 5.1).

Exhibit 5.1

December 6, 2001

EMS Technologies, Inc.

660 Engineering Drive

Technology Park/Atlanta

Norcross, Georgia 30092

Gentlemen:

This opinion is given to you in connection with the filingby EMS Technologies, Inc., a Georgia corporation (the"Company"), with the Securities and Exchange Commission under theSecurities Act of 1933, as amended, of the Registration Statement on Form S-8 (the "Registration Statement") with respect to 1,000,000 shares of the common stock, $.10 par value (the "Common Stock"), of the Company issuable pursuant to the Company's 2000 Stock Incentive Plan (the "Plan"). As counsel for the Company I have examined the relevant corporate documents incident to the giving of this opinion.

Based on the foregoing, I am of the opinion that the shares of Common Stock issuable under the Plan, when issued and delivered in accordance with the provisions of options issued in accordance with the Plan, will be legally issued, fully paid and non-assessable, and when issued and delivered as Restricted Stock in accordance with the Plan will be legally issued and, upon lapse of applicable restrictions, will be fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ William S. Jacobs
William S. Jacobs
General Counsel

Exhibit 24.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

EMS Technologies, Inc.

We consent to the use of our reports incorporated herein by reference.

In our report referenced above, we state that we did not audit the financial statements of EMS Technologies Canada, Ltd., a wholly-owned subsidiary, which ststements were audited by other auditoers whose report has been furnished to us. Our opinion, insofar as it relates to EMS Technologies Canada, Ltd., is based solely on the report of the other auditors.

/s/ KPMG LLP
KPMG LLP

Atlanta, Georgia

December 6, 2001

Exhibit 24.2

Consent of Independent Chartered Accountants

We consent to the use of our report dated January 30, 2001, with respect to the consolidated financial statements of EMS Technologies Canada Ltd. as of the years ended December 31, 2000 and 1999 in the Registration Statement (Form S-8) of EMS Technologies, Inc. for the registration of 1,000,000 shares of its common stock dated December 7, 2001

Ottawa, Canada ERNST & YOUNG LLP

December 7, 2001 Chartered Accountants